Confidential

Exhibit 10.1

LICENSE AGREEMENT

BY AND BETWEEN

ANTIGENICS, INC., A MASSACHUSETTS CORPORATION

AND

GLAXOSMITHKLINE BIOLOGICALS SA

Confidential

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made effective this 6th day of July, 2006 (“Effective Date”) by and between Antigenics, Inc., a Massachusetts corporation and wholly owned subsidiary of Antigenics, Inc., a Delaware corporation, having offices at 3 Forbes Road, Lexington, MA 02421 (“Antigenics MA”), and GlaxoSmithKline Biologicals SA, a Belgian company, having an address at 89 rue de l’Institut, 1330 Rixensart Belgium (“GSK”) (each singularly a “Party” and collectively the “Parties”).

WHEREAS, Antigenics MA and GSK are parties to that certain License, Development, and Supply Agreement entered into effective September 11, 1992 between Cambridge Biotech Corporation (predecessor to Antigenics MA) and Smithkline Beecham p.l.c. (predecessor to GlaxoSmithKline plc, an Affiliate of GSK) (as amended, the “Prior Agreement”); and

WHEREAS, GSK has an interest in gaining certain manufacturing rights for QS-21 and restructuring its partnering arrangement with Antigenics MA;

WHEREAS, Antigenics MA has an interest in expanding its collaborative relationship with GSK;

WHEREAS, GSK and Antigenics MA now desire to terminate and supercede the Prior Agreement with this Agreement and the Supply Agreement (as hereinafter defined);

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

1. Definitions.

The following terms, whether used in the singular or the plural, shall have the following meanings for purposes of this Agreement:

1.1 “Affiliate” means any corporation, firm, partnership or other entity, which controls, is controlled by or is under common control with a Party. For purposes of this Section 1.1, “control” means direct or indirect ownership of fifty percent (50%) or more, or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction, of the outstanding stock or other voting rights entitled to elect directors thereof or the ability to otherwise control the management of the corporation, firm, partnership or other entity.

1.2 “Annual Update” means the annual update of GSK’s development and commercialization efforts including the [**] and plans of [**] activities in each [**], [**] of [**] of QS-21 in the [**] under evaluation for each [**] in each [**], [**] and [**] dates and [**] and [**] dates with respect to each [**] in the [**], as prepared by GSK and presented to and discussed with Antigenics MA during an annual meeting in accordance with this Agreement.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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1.3 “BLA” means a Biologics License Application or similar application (including without limitation a New Drug Application) filed with the FDA, or any comparable filing in any non-US jurisdiction with any relevant Regulatory Authority.

1.4 “BMF” means Antigenics MA’s FDA biologics master file for QS-21.

1.5 “Business Day” means a day on which banking institutions in both Brussels, Belgium and Boston, Massachusetts are open for business.

1.6 “Co-exclusive Vaccine” means any prophylactic and/or therapeutic Vaccine product for the sole purpose of eliciting an immune response to one or more antigens directed to any indication listed on Exhibit B attached hereto and incorporated herein, solely or in combination with other indications listed on Exhibit C and D attached hereto, formulated and delivered in combination with QS-21 with or without other adjuvants. For the sake of clarity, Co-exclusive Vaccines shall specifically exclude any and all (i) formulations of QS-21 with [**] or with [**] (provided however that said exclusion shall not [**] from [**] or [**] with [**] and/or [**] by GSK), and/or (ii) uses of QS-21 without an antigen, including without limitation, combinations where antigens are not present.

1.7 “Combination Vaccines” means Licensed Vaccines formulated in combination with one or more Other Vaccine Product(s) (as defined in Section 1.22 below).

1.8 “Commercially Reasonable Efforts” means efforts in accordance with GSK’s scientific, medical, legal and business judgment and consistent with the efforts used by GSK for its own internal products and by similar companies in the biotechnology and pharmaceutical industries for products of similar commercial value, status and market potential under similar market conditions.

1.9 “Confidential Information” has the meaning set forth in Article 9 hereof.

1.10 “Exclusive Vaccine” means any prophylactic and/or therapeutic Vaccine product for the sole purpose of eliciting an immune response to one or more antigens directed to any indication listed on Exhibit C attached hereto and incorporated herein, solely or in combination with other indications listed on Exhibit B and D attached hereto, formulated and delivered in combination with QS-21. For the sake of clarity, Exclusive Vaccines shall specifically exclude any and all (i) formulations of QS-21 with [**] or with [**] (provided, however that said exclusion shall not [**] from [**] or [**], [**] with [**] and/or [**] or [**] by GSK), and/or (ii) uses of QS-21 without an antigen, including without limitation, combinations where antigens are not present.

1.11 “FDA” means the United States Food and Drug Administration or any successor entity thereto.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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1.12 “First Commercial Sale” means the date of first commercial sale of a Licensed Vaccine by GSK or its Affiliates or Third Party Sublicensees anywhere in the world.

1.13 “Gross Sales” has the meaning set forth in Section 1.22 below.

1.14 “GSK Invention” means any invention or discovery (a) which is conceived or reduced to practice by or on behalf of GSK, its Affiliates or Third Party Sublicensees at any time up to the [**] anniversary of the [**] hereof as a result of the practice of the Licensed Patent Rights or the use of QS-21 pursuant to this Agreement, the Supply Agreement, and/or the Prior Agreement and (b) in so far as it is related to QS-21 and in so far as it is not related to (i) [**], (ii) [**], (iii) [**] and/or (iv) any other [**], and (c) that would block the making, using, or selling of QS-21 in Antigenics MA’s or its Affiliates’ [**] based [**].

1.15 “GSK Patent Rights” means any U.S. or foreign patent applications, provisional patent applications and patents issuing therefrom worldwide, together with any extensions, registrations, confirmations, reissues, continuations, divisions, continuations-in-part, reexamination certificates, confirmations, registrations, revalidations, additions, substitutions, or renewals thereof and any patents anywhere in the world claiming the priority date of any of the foregoing, in each case owned or controlled by GSK, its Affiliates, licensees or sublicensees (and for which GSK has the right to grant licenses or sublicenses hereunder) to the extent claiming, covering or directed to the subject matter of a GSK Invention.

1.16 “Licensed Indications” means the Vaccine indications identified in Exhibits B, C, and D for which GSK has rights with respect to Exclusive Vaccines, Co-exclusive Vaccines, or Non-exclusive Vaccines.

1.17 “Licensed Know-how” means all tangible and intangible information and data owned or controlled by Antigenics MA (and for which Antigenics MA has the right to grant licenses during the Term), which are not generally known, which relate to QS-21, which are substantial and have been identified or summarized in writing by Antigenics MA, and which are necessary for GSK to develop, make, use, sell, offer for sale and import Licensed Vaccines or to practice the Licensed Patent Rights. In no event shall Know-how include any information or know-how of Antigenics MA related to the manufacture of QS-21, it being the understanding of the Parties that such information and know-how shall be the subject of the Supply Agreement.

1.18 “Licensed Patent Rights” means (i) United States Patent No.’s [**], and (ii) PCT Publication No.[**] and US Patent Application USSN [**] ((ii), collectively, the “[**] Patents”) , together with (iii) any patents issuing from any continuations, continuations-in-part (to the extent that the claims are directed to subject matter specifically disclosed in (i) or (ii)), divisionals, substitutions, reissues, reexaminations or extensions of the Patents, and any foreign counterparts or equivalents of the foregoing. Also included in the definition of Licensed Patent Rights are any patents or patent applications which generically or specifically claim any improvements in so far as such improvements are [**] to [**] and in so far as such improvements are not [**] to [**](other than [**]) of Antigenics MA or its Affiliates which are

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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conceived or reduced to practice by Antigenics MA, its Affiliates, licensees or sublicensees at any time up to the [**] of the Effective Date hereof, and which are owned or controlled by Antigenics MA, its Affiliates, licensees or sublicensees and for which Antigenics MA has the right to grant licenses during the Term. For the avoidance of doubt, and notwithstanding the foregoing, the Parties agree that Licensed Patent Rights do not include (i) patents or patent applications relating to the compounds derived by or on behalf of Antigenics MA from QS-21 designed for drug delivery instead of immune response potentiation, or (ii) patents or patent applications relating to immunomodulation without an antigen, or (iii) patent applications claiming manufacturing processes for QS-21 it being the understanding of the Parties that the grant to GSK of a license to such patent applications claiming manufacturing processes for QS-21 is the subject of the Supply Agreement. The current Licensed Patent Rights are listed on Exhibit I.

1.19 “Licensed Technology” means QS-21 and Licensed Know-how.

1.20 “Licensed Vaccine(s)” means Exclusive Vaccines, Co-Exclusive Vaccines, and Non-Exclusive Vaccines.

1.21 “Marketing Approval” means approval received from the FDA or any comparable approval in any non-US jurisdiction with any relevant Regulatory Authority granting the right to commercialize Licensed Vaccines (but specifically independent of pricing or reimbursement considerations, where applicable).

1.22 “Net Sales” means the amount billed or invoiced on arms length sales of Licensed Vaccines by GSK or its Affiliates or Third Party Sublicensees to Third Parties including its distributors under this Agreement (“Gross Sales”) less deductions duly documented for (i) normal and customary trade, quantity and cash discounts and non-affiliated broker’s, distributor’s or agent’s commissions actually allowed and taken; (ii) amounts repaid or credited by reason of rejection or return or retroactive price reduction; (iii) to the extent separately stated on purchase or sales orders, invoices, or other documents of sale, sales and excise taxes and duties levied on and/or other governmental charges made as to production, sale, importation, transportation, delivery or use paid by or on behalf of GSK or its Affiliates or Third Party Sublicensees]; (iv) transportation costs including insurance; (v) the [**] determined as [**] of [**] and other special [**] and/or [**] and [**] with Licensed Vaccines; (vi) any [**] to [**] on [**] provided however that [**] under [**] shall not exceed [**] of [**] and (vii) contributions and payments required by the [**] to be made pursuant to the [**], specifically with respect to any of the [**], which [**] and [**] have been [**] on to the [**] and are [**] in the [**] of [**] and which are not [**], provided however that deductions under this subparagraph (vii) and subparagraph (v) shall not [**] of [**] in the [**]. Sales between or among GSK and its Affiliates or Third Party Sublicensees shall be excluded from the computation of Net Sales except where the Affiliates or Third Party Sublicensees are end users, but Net Sales shall include the subsequent final sales to Third Parties by the Affiliates or Third Party Sublicensees.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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For the avoidance of doubt, in the event GSK gets any indirect financial interest, income or other consideration back from the subsequent sales of GSK distributors to Third Parties, such financial interest, income or consideration shall be included as Net Sales hereunder. In addition, in the event that GSK has entered into a distribution agreement with a Third Party in form that is in economic and business substance a sublicense relationship and not a traditional distribution relationship in such country or countries, then such distributor shall be treated as a Sublicensee for purposes of calculating Net Sales, Sublicense Revenues, and royalties hereunder.

If GSK or any of its Affiliates or Third Party Sublicensees makes any transfer of Licensed Vaccines to Third Parties for consideration other than monetary value or as part of a multi-product transaction, such transfer will be considered a sale hereunder for Net Sales, accounting and royalty purposes. Net Sales for any such transfers will be determined on a country by country basis and will be the average price of “arms length” sales of Licensed Vaccines by GSK or its Affiliates or Third Party Sublicensees in such country during the royalty reporting period in which such transfer occurs or, if no such “arms length” sales occurred in such country during such period, during the last period in which such “arms length” sales occurred. If no “arms length” sales have occurred in a particular country, Net Sales for any such transfer in such country will be the average price of “arms length” sales of Licensed Vaccines in all countries in the Territory by GSK, its Affiliates or Third Party Sublicensees.

If Licensed Vaccine(s) is (are) sold as part of a Combination Vaccine, Net Sales for purposes of determining royalties on Licensed Vaccine(s) in the Combination Vaccine shall be calculated by [**] of the [**] (as determined in accordance with the provisions of this Section) by the [**], where [**] is the [**] of the Licensed Vaccine(s) [**] in the [**] and [**] and [**] is the [**] of the [**] in the [**] in the [**] and [**].

In the event that no such separate sales are made of the Licensed Vaccine or Other Vaccine Product(s) in such Combination Vaccine in the relevant country during the royalty period in question, then Net Sales for purposes of determining royalties on Licensed Vaccine(s) in the Combination Vaccine shall be calculated by [**] of the [**] (as determined in accordance with the provisions of this Section) by the [**], where [**] is the [**] of the Licensed Vaccine(s) [**] in [**] within the [**] and [**], and [**] is the [**] of the [**] in such [**] within the [**] and [**].

In the event that no such separate sales are made of the Licensed Vaccines or any of the Other Licensed Vaccines in such Combination Vaccine in the relevant countries within the same geographical region and similar economic profile during the royalty period in question, Net Sales, for the purposes of determining royalty payments royalties on Licensed Vaccine(s) in the Combination Vaccine shall be calculated as [**] in [**] the [**] provided that in the event the Parties are [**] to [**] to [**] on [**] after [**], then [**] shall be [**] for [**] to an [**] to the [**] shall be [**].

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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1.23 “Non-exclusive Vaccine” means any prophylactic and/or therapeutic Vaccine product for the sole purpose of eliciting an immune response to one or more antigens directed to any indication listed on Exhibit D attached hereto and incorporated herein, solely or in combination with other indications listed on Exhibits B and C, formulated and delivered in combination with QS-21 with or without other adjuvants. For the sake of clarity, Non-exclusive Vaccines shall specifically exclude any and all (i) formulations of QS-21 with [**] or with [**] (provided however that said exclusion shall not [**] from [**] or [**], Non-exclusive Vaccines with [**] and/or [**] or [**] by GSK), and/or (ii) uses of QS-21 without an antigen, including without limitation, combinations where antigens are not present and/or (iii) any [**] containing [**] (whether alone or in combination with each other) for the prevention and/or treatment of human cancers.

1.24 “Other Vaccine Product” means any vaccine product, other than a Licensed Vaccine, which is [**] with [**] and [**] when [**] with the [**] as [**] by [**] to [**].

1.25 “QS-21” means a substantially pure saponin adjuvant isolated from crude Quillaja saponaria tree extract and referred to as QS-21, a Stimulon® adjuvant.

1.26 “Regulatory Authority” means the U.S. or foreign government agency or health authority that regulates and grants recommendations for approvals for the manufacture and sale of pharmaceutical products.

1.27 “Steering Committee” has the meaning set forth in the Supply Agreement.

1.28 “Sublicensee” means any Affiliate or Third Party to whom GSK grants a sublicense of any of the license rights granted to GSK hereunder pursuant to the terms and conditions of this Agreement.

1.29 “Sublicense Revenue” means any [**] and [**], and/or [**] by [**] from a [**] treated as a [**] in accordance with Section 1.22 in consideration for the sublicense rights to QS-21 granted GSK under this Agreement. In the event that GSK grants a sublicense to the rights granted by Antigenics MA hereunder in addition to a sublicense to other GSK technologies, then a [**] of any such [**] shall be [**] by [**] as [**] for the [**] to [**] under the [**] and/or[**] hereunder by [**]. GSK shall share with Antigenics MA the relevant portions of such sublicense terms and Antigenics MA shall treat such information as Confidential Information in accordance with this Agreement. In the event of a dispute regarding such allocation, the matter shall be resolved under Section 12.1.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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1.30 “Supply Agreement” shall have the meaning set forth in Section 6.1 hereof.

1.31 “Term” has the meaning set forth in Section 10.1 hereof.

1.32 “Territory” means the world.

1.33 “Third Party” means any entity other than the Parties to this Agreement or their respective Affiliates.

1.34 “Vaccine” means a preparation in finished form (not requiring any further processing or packaging prior to sale to the end user).

1.35 “Valid Claim” means a claim of an issued, unexpired patent, or a claim of a pending patent application, included within the Licensed Patent Rights, which has not been held invalid, unpatentable or unenforceable in an unappealed or unappealable decision of a court or other governmental body of competent jurisdiction, which has not been rendered unenforceable through disclaimer or otherwise, and which has not been lost through an interference proceeding, provided that if any pending patent application is pending for more than [**], it shall cease to be within the definition of Valid Claim unless and until it issues.

2. License.

2.1 License Grant to GSK Subject to the terms and conditions of this Agreement, Antigenics MA hereby grants to GSK during the Term:

(a) an exclusive license (even as to Antigenics MA), with the right to sublicense solely as set forth in Section 2.2 below, under the Licensed Patent Rights to use QS-21 to develop, make, have made, use, sell, offer for sale, keep and import Exclusive Vaccines within the Territory;

(b) a co-exclusive license (with either Antigenics MA or a sole sublicense of Antigenics MA in each country or group of countries), with the right to sublicense solely as set forth in Section 2.2 below, under the Licensed Patent Rights to use QS-21 to develop, make, have made, use, sell, offer for sale, keep and import Co-exclusive Vaccines within the Territory;

(c) a non-exclusive license, with the right to sublicense solely as set forth in Section 2.2 below, under the Licensed Patent Rights to use QS-21 to develop, make, have made, use, sell, offer for sale, keep and import Non-exclusive Vaccines within the Territory;

(d) an exclusive license (even as to Antigenics MA), with the right to sublicense solely as set forth in Section 2.2 below, under the [**] Patents to develop, make, have made, use, sell, offer for sale, keep and import Licensed Vaccines in the Licensed Indication of cancer within the Territory; and

(e) a non-exclusive license, with the right to sublicense solely as set forth in Section 2.2 below, under the Licensed Technology to use QS-21 to develop, make, have made, use, sell, offer for sale, keep and import Licensed Vaccines within the Territory.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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Notwithstanding the foregoing, the license rights granted to GSK under subsections (a) through (e) of this Section 2.2 expressly exclude any rights under the Licensed Patent Rights or Licensed Technology to develop, make, have made, use, sell, offer for sale, keep and import any vaccine products containing [**] (whether alone or in combination with each other) for the prevention and/or treatment of human cancers.

Nothing in this Agreement shall restrict GSK’s ability to exploit its own technology or to carry out research outside the Licensed Indications, provided however that nothing in this Agreement shall be construed as Antigenics MA granting GSK or its Affiliates or other Sublicensees (a) any affirmative right to use the Licensed Technology or Licensed Patent Rights outside the Licensed Indications, including without limitation, combinations of Licensed Vaccines with other Vaccine Products, or (b) any right to manufacture (or have made) QS-21 for use in the research, development or commercialization of Licensed Vaccines, it being the understanding of the Parties that the provision of such a manufacturing right is the subject of the Supply Agreement.

2.2 Sublicensing. GSK shall have the right to grant sublicenses to (a) Affiliates and/or (b) Third Parties who receive a license to the Licensed Indications, to the license rights granted to GSK in Section 2.1 above, subject to the following terms and conditions:

(a) GSK may grant sublicenses to Affiliates and/or Third Parties:

(i) for Exclusive Vaccines [**] provided that the Sublicensee will practice the Licensed Patent Rights and Licensed Technology only to the extent granted to GSK under this Agreement and GSK and the Sublicensee will comply with the remaining provisions of this Section 2.2.

(ii) for Co- exclusive and Non- exclusive Vaccines [**] provided that the Sublicensee will practice the Licensed Patent Rights and Licensed Technology only in the applicable country and only to the extent granted to GSK under this Agreement; and that GSK and the Sublicensee will comply with the remaining provisions of this Section 2.2.

(b) GSK and (i) each Affiliate Sublicensee will sign a side letter under which the Affiliate Sublicensee will agree to be bound by the terms of this Agreement; and (ii) each Third Party Sublicensee shall enter into a written agreement subject to, consistent with, and not to extend beyond the scope of GSK’s rights and obligations under, and the terms and conditions of, this Agreement, which written sublicense agreement shall require the Third Party Sublicensee to agree to be bound by and comply with provisions that are consistent with the provisions of this Agreement. In addition, each such side letter or sublicense agreement shall require the Affiliate and/or Third Party Sublicensee, at the election of Antigenics MA (to be made by Antigenics MA upon notice from GSK at the time the side letter or sublicense agreement is entered into) to either (i) [**] to [**] by the [**] and [**] of, and the [**] of [**] under, the [**] or (ii) [**] a [**] within a [**] after the [**] of the [**], pursuant to which the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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[**] shall be [**] to [**] from [**], or a [**] of [**] (either [**] or [**] as may be [**] by [**]) all of its [**] of [**] and [**] or its [**] will [**] to [**] such [**] (up to [**]), provided that after the [**] (as defined in the [**]), any such [**] shall have the right to [**] (if [**] a [**] to [**] in accordance with the [**]) or [**] its [**] from [**]. In addition and notwithstanding the foregoing, GSK may grant sublicenses to Affiliate subsidiaries controlled by GSK without entering into a written side letter or sublicense agreement with such subsidiaries, provided that GSK shall and hereby guarantees and remains primarily responsible for the performance of such subsidiaries in accordance with this Agreement and the Supply Agreement.

(c) GSK shall remain responsible for compliance by any Sublicensee receiving a sublicense hereunder with all terms and conditions of this Agreement relevant to such Sublicensee. GSK shall promptly provide Antigenics MA with a copy of the relevant provisions of such agreement entered into with any Sublicensee, which are reasonably necessary for Antigenics MA to verify consistency with the terms of this Agreement and/or Antigenics MA’s rights hereunder.

(d) Should this Agreement terminate for any reason, at GSK’s request and provided that GSK’s Third Party Sublicensee continues to comply with the provisions of the written agreement to be entered into pursuant to Section 2.2 (c) above, the sublicense shall survive provided that Antigenics MA shall be substituted for GSK and become the direct licensor of GSK’s Third Party Sublicensee, provided that Antigenics MA has approved or has not reasonably objected to such written agreement. In no event shall Antigenics MA have greater obligations under any such written agreement than Antigenics MA has under this Agreement.

In addition, and for the avoidance of doubt notwithstanding the foregoing provisions, GSK, its Affiliates and Sublicensees shall have the right to collaborate with Third Parties for the development of Licensed Vaccines and/or to engage with a Third Party to carry out clinical trials in the ordinary course of business to develop Licensed Vaccines and to engage Third Party distributors in the ordinary course of business to sell Licensed Vaccines in accordance with this Agreement without Antigenics MA’s further consent and without a formal sublicense agreement, provided that such arrangements do not otherwise compromise Antigenics MA’s (or its Affiliates) rights under this Agreement or the Supply Agreement.

2.3 Non-Assertion. GSK covenants and agrees not to assert against Antigenics MA, its Affiliates or licensees or sublicensees any claim for [**] with [**] to [**] falling within the GSK Patent Rights. To the extent that GSK grants any sublicenses for the performance of GSK’s rights or obligations hereunder, GSK shall obtain the same non-assertion covenant and agreement for Antigenic MA, its Affiliates or licenseese or sublicensees from its Sublicensees, whether Affiliates or Third Party Sublicensees (in the side letter or sublicense agreement, as applicable), and Antigenics MA and its Affiliates and licensees and sublicensees shall be expressly acknowledged as third party beneficiaries under such non-assertion provisions.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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2.4 No Other Rights. Except for the express licenses granted pursuant to this Article 2, no license, express or implied, is granted by either Party to the other Party under any intellectual property rights owned or controlled by such Party.

2.5 Conversion. GSK shall have the right to convert the license to Exclusive Vaccines into a non-exclusive or co-exclusive license and to convert the license to Co-Exclusive Vaccines into a non-exclusive license upon notification to Antigenics MA [**] from the [**] as described in Section [**] or [**] as appropriate.

3. Consideration to Antigenics MA.

3.1 Milestone Payments. As partial consideration for the license rights granted to GSK pursuant to this Agreement, GSK shall make one-time, non-refundable, non-creditable development milestone payments to Antigenics MA within [**] after achievement of each of the [**] milestones by GSK or its Sublicensees set forth below as follows:

Milestone	[**] Licensed Vaccine [**]
[**] of [**] in any country of the Territory	US [**]
[**] of [**] in any country of the Territory	US [**]

GSK shall notify Antigenics MA within [**] of the achievement of any of the above [**] milestones and Antigenics MA shall send the corresponding invoices to GSK to the address specified in Section 12.12 or to such other address as may be later specified by GSK below to the attention of GSK’s Licensing Manager.

3.2 Royalties. As further consideration for the license rights granted to GSK hereunder, commencing with the First Commercial Sale of Licensed Vaccines by GSK or its Sublicensees, for each Licensed Vaccine whose manufacture, use, sale, offer for sale, or importation would, absent the license rights granted to GSK hereunder, infringe one or more Valid Claims of the Licensed Patent Rights, the following royalties shall apply and be payable on Net Sales in countries where such Licensed Vaccine is covered by a Valid Claim of the Licensed Patent Rights in the country of sale:

(a) [**] for (i) Exclusive Vaccines, or (ii) any other Licensed Vaccines for use in the Licensed Indication of cancer covered by a Valid Claim of a [**] Patent, provided however that in the event that a [**] has a [**] (as defined below) in a [**], then the royalty rate on Licensed Vaccines covered by a Valid Claim of a [**] Patents would be [**] in [**], and provided further that in the event that [**] has a [**] in a [**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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[**], then the royalty rate on Licensed Vaccines covered by a Valid Claim of a [**] Patents would be [**] in [**];

(b) [**] for Co-exclusive Vaccines; and

(c) [**] for Non-exclusive Vaccines.

As used herein, [**] means a Vaccine product for use in the [**] covered by the [**] Patent for use in the [**] covered by the [**] Patent. For the avoidance of doubt, Antigenics MA shall not be authorized to grant to any Third Party, as of the Effective Date, any further license under [**] Patent for use in [**] and [**].

Except as specifically provided herein, the foregoing royalties shall not be subject to any reductions, including without limitation, for Third Party patent rights, Third Party competing products, or the like. In addition, in the event that any Licensed Vaccine (including any Combination Vaccine) contains antigens in Licensed Indications identified in more than one of Exhibits B, C and D then [**].

3.3 Sublicense Revenue. In addition to the royalties payable under Section 3.2 above, GSK shall pay to Antigenics MA [**] of any Sublicense Revenue received by GSK. These Sublicense Revenue payments shall be nonrefundable and payable [**] after GSK receives the relevant payment.

4. Payments, Reports and Records.

4.1 First Commercial Sale. GSK shall notify Antigenics MA of the occurrence of the First Commercial Sale of each therapeutic Licensed Vaccine and each prophylactic Licensed Vaccine in the first country of the Territory within [**] of its occurrence.

4.2 Payments. Commencing with the First Commercial Sale of the first Licensed Vaccine in any country, GSK shall furnish to Antigenics MA a written report within [**] showing, on a country-by-country basis: (i) Gross Sales by GSK and its Affiliates and Third Party Sublicensees during the reporting period listed by country; (ii) the Net Sales of all such Licensed Vaccines sold, and qualifying deductions as described in Section 1.22, listed by category of deductions; (iii) the royalties payable in United States dollars which shall have accrued hereunder in respect of such sales; (iv) withholding taxes, if any, required by law to be deducted in respect of such sales, as applicable; (v) the exchange rates used in determining the amount of United States dollars as provided in Section 4.4 below; and (vi) the Sublicense Revenue payments paid or payable for such period. All royalty payments shown to have accrued to Antigenics MA by each report provided for under this Section shall be due and payable on the date such report is due. If no payments are due for any reporting period hereunder, GSK shall so report. All payments to Antigenics MA under this Agreement shall be made in United States dollars by check payable to “Antigenics, Inc.” or, if requested by Antigenics MA, by wire transfer to an account designated by Antigenics MA.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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4.3 Withholding Taxes. All royalty payments are exclusive of all federal, state, local and foreign taxes, levies, and assessments, duties, customs and similar charges. GSK shall be responsible for any and all such applicable charges incident to the payments to Antigenics MA under this Agreement, other than taxes on Antigenics MA’s income. When Antigenics MA has the legal obligation to collect such taxes, the appropriate amount shall be paid by GSK (by adding such amount to the payment to Antigenics MA under Section 4.2), unless GSK provides Antigenics MA with a valid tax exemption certificate authorized by the appropriate taxing authority. In the event that GSK is required by applicable law to make deductions or withholdings from payments to Antigenics MA hereunder, then GSK shall pay such additional amounts to Antigenics MA as may be necessary to assure that the actual amount received by Antigenics MA after deduction or withholding shall equal the amount that would have been received if such deduction or withholding were not required.

4.4 Exchange Rates. If GSK (or its Affiliates or Third Party Sublicensees ) receives revenues from the sale of Licensed Vaccines in currency other than United States dollars, revenues shall be converted to United States dollars at the conversion rate for foreign currency as published in the The Wall Street Journal, published on the last Business Day of the applicable calendar quarter.

4.5 GSK’s Recordkeeping and Inspection. After the date of First Commercial Sale of the first Licensed Vaccine, GSK shall keep, and shall cause its Affiliates and Third Party Sublicensees to keep, for at least [**] records of all sales of Licensed Vaccines in sufficient detail to permit Antigenics MA to confirm the accuracy of GSK’s royalty and Sublicense Revenue payment calculations. At the request of Antigenics MA, upon at least [**] prior written notice to GSK or its Affiliate or Third Party Sublicensee and at the expense of Antigenics MA (except as otherwise provided below), GSK or its Affiliate or Third Party Sublicensee shall permit an experienced, independent certified public accountant selected by Antigenics MA and reasonably acceptable to GSK or its Affiliate or Third Party Sublicensee to inspect, during regular business hours, any such records of GSK or its Affiliate or Third Party Sublicensee for the then-preceding [**] solely to the extent necessary to verify such calculations provided that such inspection shall not take place more often than once a year, and shall not cover such records for more than the preceding [**] and shall not cover the same records more than once unless this is reasonably necessary for confirming the accuracy of existing records. Results of any such inspection shall be made available to both Parties. If such inspection reveals a deficiency in the calculation of royalties and/or Sublicense Revenue payments resulting in an underpayment to Antigenics MA by [**], GSK shall pay all costs and expenses of such inspection if such inspection reveals an overpayment of royalties and/or Sublicense Revenue payments to the benefit of Antigenics MA of [**], Antigenics MA shall refund to GSK any overpaid amounts within [**] after results of such inspection become available. Any deficiencies found shall be payable by GSK within [**] of receipt of invoice from Antigenics MA.

4.6 Interest on Late Payments. Any payment not timely made shall bear interest at a rate equal to [**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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5. Annual Update, Diligence and Related Responsibilities.

5.1 Annual Update. GSK agrees to use its Commercially Reasonable Efforts to conduct its development activities substantially in accordance with the Annual Update prepared by GSK consistent with this Agreement. A copy of the Annual Update will be provided to Antigenics MA each year, with a copy to the Steering Committee for their annual review and discussion. The initial Annual Update is attached hereto as Exhibit A. GSK will use, and will ensure that its Sublicensees use, Commercially Reasonable Efforts to execute and to perform, or cause to be performed, the development activities set forth in the Annual Update, in each case in good scientific manner and in compliance with applicable laws, rules, regulations, and guidelines. In addition, by or promptly after execution of this Agreement, GSK will provide Antigenics MA with a summary of results achieved as part of its development programs with respect to [**]. In addition, GSK shall provide Antigenics MA with a detailed status update and development plan for its QS-21 activities in the Licensed Indications of [**] within [**] of the [**] of the Effective Date. Information provided hereunder shall be treated as Confidential Information in accordance with this Agreement.

5.2 Diligence. GSK shall use Commercially Reasonable Efforts to develop and commercialize the Licensed Vaccines in the Territory. In addition to such development and commercialization efforts, GSK will use Commercially Reasonable Efforts to provide appropriate medical affairs personnel to support the Licensed Vaccines in the Territory during the Term. GSK’s development and commercialization activities will be consistent with the Annual Update. For sake of clarity, it is hereby understood that nothing contained in this Agreement require GSK to pursue the development or commercialization of all Licensed Vaccines at the same time.

5.3 Diligence Inquiry. If Antigenics MA believes that GSK has failed to apply Commercially Reasonable Efforts to commercialize the Licensed Vaccines as provided in Section 5.2 above, it will notify GSK in writing, and within thirty (30) days of receipt of such notice, GSK will submit a report to Antigenics MA containing sufficient detail to allow Antigenics MA to verify GSK’s compliance. If, after receiving the report, Antigenics MA is not satisfied that GSK has complied with its diligence requirements as described above, Antigenics MA may convene a Special Meeting of the Steering Committee, attended by appropriate representatives from each Party’s business, research and development, commercial and/or legal departments, as provided in Section 5.4 below to address the matter.

5.4 Special Meeting of Steering Committee. If Antigenics MA believes that GSK has failed to comply with its diligence obligations under this Article 5, then Antigenics MA may, by written notice to GSK, convene a special meeting of the Steering Committee to discuss the matter (a “Special Meeting”). Such notice may include a general statement of the areas of concern to Antigenics MA. The Parties will convene the Special Meeting no later than [**] after such notice is given. At the Special Meeting, the Steering Committee will discuss the areas of concern to Antigenics MA and the additional actions (if any) GSK could

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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take to address such concerns. If, after a Special Meeting, the Parties still disagree on whether GSK has complied with its diligence requirement under the Annual Update, then [**]. If GSK agrees that additional actions need to be taken, GSK will provide Antigenics MA with a proposal within [**] describing the actions that GSK proposes to take to meet such obligation. If Antigenics MA then notifies GSK in writing that Antigenics MA agrees that such proposal describes actions sufficient to meet such obligation, then GSK will carry out the actions described in such proposal. If Antigenics MA disagrees with GSK as to the sufficiency of the actions described in such proposal to meet such obligation, and the Parties are unable to resolve such disagreement within [**]. Any agreed proposal will be deemed to constitute an amendment to the relevant Annual Update.

5.5 Cessation of Activities. Without in any way limiting the foregoing, if GSK elects to stop the development or commercialization of Licensed Vaccines in all countries, GSK shall promptly [**], and thereafter, [**].

5.6 Compliance. GSK shall comply, and shall cause its Sublicensees to comply, with all applicable federal and state laws, rules, regulations and guidelines and the provisions of Section 2.3 of the Supply Agreement in connection with its performance under this Agreement and the development and commercialization of Licensed Vaccines.

5.7 Cooperation of Antigenics MA. Antigenics MA shall cooperate with and assist GSK in the preparation and filing of information with respect to QS-21 for use in any regulatory filings throughout the Territory with respect to any Licensed Vaccine as provided for under the Supply Agreement.

5.8 Exchange of Safety Information.

(a) During the Term of this Agreement, each Party shall use customary pharmacovigilance processes relevant to manufacture or use of a pharmaceutical grade bulk drug substance to monitor and promptly disclose to the other Party information of which it becomes aware regarding any actual or potential significant safety issue relating to QS-21. For these purposes, the term “significant safety issue” includes, without limitation, the following events (or events likely to result in the following):

(i) The suspension or termination of a clinical trial or clinical trial program for QS-21 due to an actual or potential safety issue relating to administration or utilization of QS-21 either alone or as a component of a Licensed Vaccine or other product;

(ii) the suspension, revocation or variation of a Marketing Approval or a regulatory authorization (such as a clinical trial authorization) for QS-21 due to an actual or potential safety issue relating to administration or utilization of QS-21 either alone or as a component of a Licensed Vaccine or other product;

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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(iii) the voluntary withdrawal of QS-21 or a Licensed Vaccine or other product from the market due to an actual or potential safety issue relating to QS-21;

(iv) a change to the protocol of a clinical trial in which the QS-21 is being used due to an actual or potential safety issue relating to the utilization or administration of QS-21 either alone or as a component of a Licensed Vaccine or other product;

(v) a change to the Marketing Approval by way of a restriction of the indications, in the indicated patient population, in the circumstances of use or administration, or a change to the contraindications, precautions and/or warnings of a Licensed Vaccine or other product, provided, however, such change is prompted by an actual or potential safety issue relating to administration or utilization of QS-21 either alone or as a component of a Licensed Vaccine or other product;

(vi) an indication of lack of efficacy of QS-21 where this could lead to a significant health hazard to the exposed patient population;

(vii) issuance of a Dear Doctor or Dear Healthcare Provider letter (or equivalent communication) relating to a safety issue associated with the administration or utilization of QS-21 either alone or as a component of a Licensed Vaccine or other product;

(viii) an adverse effect upon the overall balance of benefits and risks afforded by QS-21 such that it could lead to a significant change in the evaluation of that balance.

Such information shall be communicated no later than three (3) business days following the occurrence of such an event.

(b) Each Party shall promptly notify the other Party of the receipt of an enquiry from a regulatory authority regarding an actual or potential significant safety issue associated with QS-21 when administered either alone or as a component of a Licensed Vaccine or other product. For these purposes, the term “significant safety issue” includes, without limitation, the events listed in Sections 5.8 (a)(i)-(viii). Such notification shall be provided within five (5) business days of receiving the enquiry.

(c) The Party receiving the query shall submit the response it considers appropriate and shall simultaneously provide a copy thereof to the other Party. For avoidance of doubt, GSK shall have the right to provide such response and related safety information for such purposes to its Sublicenses, and Antigenics MA shall have the right to provide such response and related safety information for such purposes to its Affiliates and QS-21 licensees and QS-21 customers.

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6. Supply Agreement.

The Parties acknowledge and agree that, pursuant to a separate Manufacturing Technology Transfer and Supply Agreement to be executed by the Parties contemporaneously with this Agreement (the “Supply Agreement”), Antigenics MA shall transfer certain QS-21 manufacturing rights to GSK on commercially reasonable terms and conditions in line with the Supply Agreement. Under the Supply Agreement, GSK shall have the right to manufacture its own supply of QS-21, subject to Antigenics MA’s retained rights. GSK shall not manufacture or have any Third Party or Affiliate manufacture QS-21 except in accordance with this Agreement and the Supply Agreement.

7. Representations and Warranties; Disclaimer.

7.1 Representations and Warranties of GSK. GSK represents, warrants and covenants to Antigenics MA as follows:

(a) GSK is a corporation duly organized, validly existing and in good standing under the laws of Belgium. GSK has all requisite corporate power to own and operate its properties and assets and to carry on its business as presently being conducted and as proposed to be conducted. GSK has, and will have on all relevant dates, all requisite legal and corporate power to execute and deliver this Agreement, and to carry out and perform its obligations under the terms of this Agreement; and

(b) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate GSK corporate action. The performance by GSK of any of the terms and conditions of this Agreement on its part to be performed does not and will not constitute a breach or violation of any other agreement or understanding, written or oral, to which it is a party.

(c) In addition, without admitting any fault, GSK represents, warrants and covenants that is has abandoned or will timely abandon and not pursue in the future any of the patents or patent applications listed on Exhibit E attached hereto and incorporated herein.

7.2 Representations and Warranties of Antigenics MA. Antigenics MA represents, warrants and covenants to GSK as follows:

(a) Antigenics MA is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Antigenics MA has all requisite corporate power to own and operate its properties and assets and to carry on its business as presently being conducted and as proposed to be conducted. Antigenics MA has, and will have on all relevant dates, all requisite legal and corporate power to execute and deliver this Agreement and to carry out and perform its obligations under this Agreement.

(b) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate Antigenics MA corporate action. The performance by Antigenics MA of any of the terms and conditions of this Agreement on its part to be performed does not and will not constitute a breach or violation of any other agreement or understanding, written or oral, to which it is a party, and that Antigenics

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MA has not entered and will not enter into any agreement with a Third Party which would conflict with or be in breach of the rights granted to GSK hereunder. Antigenics MA has the full right and legal capacity to provide in the Territory all rights to the Licensed Technology and Licensed Patent Rights in the Licensed Indications granted to GSK hereunder.

(c) to its knowledge as of the Effective Date, all relevant intellectual property rights of Antigenics MA or its Affiliates [**] for [**] to [**] and [**] in accordance with this Agreement are [**] either in [**] or in [**].

(d) to its knowledge as of the Effective Date, Antigenics MA owns the right, title and interest in the Licensed Patent Rights set forth in Exhibit I, or otherwise has the right to grant the licenses hereunder to such Licensed Patent Rights, and in the Licensed Know-how provided to GSK and that it otherwise has the right to enter into this Agreement. [**].

(e) Nothing in this Agreement shall be construed as a warranty that Licensed Patent Rights are valid or enforceable. Antigenics MA hereby represents that it has no present actual knowledge from which it can be inferred that Licensed Patent Rights are invalid.

(f) Antigenics MA warrants and represents that it has no present actual knowledge of the existence of any pre-clinical or clinical data or information concerning QS21 which suggests that there may exist quality, toxicity, safety and/or efficacy concerns which may materially impair the utility and/or safety of QS21.

7.3 Disclaimer of Warranty. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, ANTIGENICS MA MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED TECHNOLOGY AND LICENSED PATENT RIGHTS INCLUDING WITHOUT LIMITATION WARRANTIES OF THE VALIDITY OR ENFORCEABILITY OF THE LICENSED PATENT RIGHTS, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF ANY THIRD PARTY PATENTS OR PROPRIETARY RIGHTS. ALL UNIFORM COMMERCIAL CODE WARRANTIES AND UNITED NATIONS CONVENTION ON THE INTERNATIONAL SALE OF GOODS WARRANTIES ARE EXPRESSLY DISCLAIMED BY ANTIGENICS MA.

8. Liability.

8.1 Indemnification by GSK. GSK shall indemnify, defend and hold harmless Antigenics MA and its Affiliates and its and their respective directors, officers, employees and agents, and its and their respective successors and/or heirs (current and former) and assigns (the “Antigenics MA Indemnitees”) against any liability, damage, loss, cost or expense (including reasonable legal fees and expenses of litigation) (collectively, “Liabilities”) suffered, incurred by or imposed upon any such Antigenics MA Indemnitees resulting from any Third Party claim,

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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demand, suit, action or judgment (hereinafter collectively referred to as “Claims”) (including without limitation, arising from any theory of product liability (including without limitation actions in the form of tort, warranty or strict liability)) to the extent arising out of or resulting from the development, manufacture, use, sale, offer for sale, importation or exportation of any Licensed Vaccine, or otherwise resulting from activities undertaken by or on behalf of GSK hereunder or under the Prior Agreement including resulting from Third Party allegation that a Combination Vaccine breached or infringed the Third Party’s rights granted by Antigenics MA to that Third Party, except to the extent (if any) that such Liability is attributable to (a) the negligence or intentional misconduct of any Antigenics MA Indemnitee, or (b) the failure of QS-21 delivered by or on behalf of Antigenics MA to meet the specifications set forth in the Supply Agreement at the time of shipment thereunder.

8.2 Indemnification by Antigenics MA. Antigenics MA agrees to indemnify, defend and hold harmless GSK, its Affiliates and its and their respective directors, officers, employees and agents, and its and their respective successors and/or heirs (current and former) and assigns (the “GSK Indemnitees”) against any and all Liabilities suffered, incurred by or imposed upon any such GSK Indemnitees in connection with any Third Party Claim (including without limitation, arising from any theory of product liability (including without limitation actions in the form of tort, warranty or strict liability)) to the extent arising from or resulting out of Antigenics MA’s negligence or intentional misconduct, except to the extent (if any) that such Liability is attributable to the negligence or intentional misconduct of any GSK Indemnitee.

8.3 Notice and Cooperation. Any Antigenics MA Indemnitee or GSK Indemnitee (each an “Indemnitee”) intending to claim indemnification under this Article 7 shall promptly notify the other Party (the “Indemnifying Party”) of any Claim after the Indemnitee is aware thereof, setting forth the nature of the Claim and the basis for indemnification hereunder, and the Indemnifying Party shall assume, at its sole cost and expense, the defense of the Claim with counsel mutually satisfactory to the Parties; provided, however, that any Indemnitee shall have the right to retain its own counsel reasonably acceptable to the Indemnifying Party, at the expense of the Indemnifying Party, if representation of such Indemnitee by the counsel retained by the Indemnifying Party would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other Party represented by such counsel. The Indemnitee shall cooperate fully with the Indemnifying Party in such defense and will permit the Indemnifying Party to conduct and control such defense and disposition of such Claim including all decisions relative to litigation, appeal and settlement provided that (i) the Indemnifying Party agrees to keep the Indemnitee informed of the progress in the defense and disposition of such Claim and to consult with the Indemnitee with regard to any proposed settlement; and (ii) the Indemnifying Party agrees not to enter into any settlement which would have a material adverse effect on the other Party without prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. This indemnity agreement shall not apply to amounts paid in settlement of any Liability if such settlement is effected without the consent of the Indemnifying Party, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnifying Party promptly after the Indemnitee receives notice of or otherwise becomes aware of any such Claim, if prejudicial to its ability to defend such Claim, shall relieve the Indemnifying Party of any liability to the Indemnitee under this indemnity agreement.

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8.4 LIMITATION OF LIABILITY. EXCEPT A) WITH RESPECT TO LIABILITY RELATING TO THIRD PARTY CLAIMS UNDER SECTIONS 8.1 OR 8.2, B) LIABILITY FOR BREACH OF ARTICLE 9, AND C) CLAIMS FOR MISUSE, MISAPPROPRIATION OR INFRINGEMENT OF INTELLECTUAL PROPERTY, IT IS AGREED BY THE PARTIES THAT NEITHER PARTY NOR ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES (OTHER THAN REVENUES COMPRISING ROYALTIES OR OTHER PAYMENTS TO BE EARNED AND PAID TO A PARTY BY THE OTHER PARTY UNDER THIS AGREEMENT) OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

8.5 Insurance. During the Term and for a period of [**] after the [**] of Licensed Vaccine by GSK, its Affiliates, Third Party Sublicensees or distributors, GSK shall either self-insure through a GlaxoSmithKline plc program, or obtain and carry, and shall cause its Sublicensees to obtain and carry, in full force and effect product liability insurance in amounts which are reasonable and customary in the pharmaceutical industry for similar products. Upon request by Antigenics MA, GSK shall provide, and shall cause its Sublicensees to provide, Antigenics MA with appropriate certificates of insurance unless GSK is self-insured.

9. Confidentiality.

9.1 “Confidential Information” shall mean any technical, scientific or business information furnished by or on behalf of one Party or its Affiliates (the “Disclosing Party”) to the other Party or its Affiliates (the “Receiving Party”) in connection with this Agreement, the Supply Agreement or the Prior Agreement, or the activities contemplated hereunder and thereunder, regardless of whether such information is specifically designated as confidential and regardless of whether such information is in oral, written, electronic or other form. The terms of this Agreement shall be considered Confidential Information of both Parties, subject to the provisions of this Article 9 and Section 12.6. Confidential Information shall not include information that:

(a) is generally available in the public domain or thereafter becomes available to the public through no act of the Receiving Party; or

(b) was independently known to the Receiving Party prior to receipt thereof or was discovered independently by an employee of the Receiving Party who had no access to the information supplied by or on behalf of the Disclosing Party; or

(c) was made available to the Receiving Party as a matter of lawful right by a Third Party who had no obligations of confidentiality to the Disclosing Party.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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9.2 Obligations. The Receiving Party agrees that it shall not, without the prior written consent of the Disclosing Party, directly or indirectly:

(a) make any use, of any portion of the Confidential Information of the Disclosing Party for purposes other than those set forth in this Agreement;

(b) disclose or transfer any portion of the Confidential Information to any person, except that the Receiving Party may disclose or permit the disclosure of Confidential Information to its Affiliates and sublicensees and subcontractors and partners and its and their respective directors, officers, employees, consultants, and advisors, and investors and potential investors in connection with a general financing transaction, who have an ethical or fiduciary duty to the Receiving Party or are otherwise obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information for the purposes set forth in this Agreement or for other legitimate business purposes;

Notwithstanding the above, the Receiving Party may disclose Confidential Information of the Disclosing Party when required by applicable laws or government rules or regulations (including without limitation, applicable securities regulations), provided that to the extent reasonably possible, the Receiving Party provides reasonable prior written notice of such disclosure to the Disclosing Party and takes reasonable efforts to avoid and/or minimize the extent of disclosure.

9.3 Upon expiration or termination of this Agreement and upon request of the Disclosing Party, all copies of any Disclosing Party’s Confidential Information shall be returned to the Disclosing Party, except that each Receiving Party may retain one (1) copy of the Confidential Information received hereunder in the possession of its legal counsel, solely for monitoring its obligations under this Agreement.

9.4 No option, license, or conveyance of such rights, express or implied, is granted to the Receiving Party in connection with any Confidential Information disclosed by the Disclosing Party, except for the express licenses granted in Article 2. If any such rights are to be granted to the Receiving Party, such grant shall be expressly set forth in a separate written instrument.

10. Term and Termination.

10.1 Term. This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided in this Article 10, shall expire upon the later of (i) the expiration of the last to expire of Valid Claims of the Licensed Patent Rights or (ii) the date royalties and other payments are no longer payable by GSK to Antigenics MA under Article 3 hereof (the “Term”).

10.2 Material Breach. Failure by either Party to comply with any of the material obligations or representations or warranties contained in this Agreement shall entitle the other Party to give to the Party in default written notice specifying the nature of the default and requiring it to cure such default. If such default is not cured within thirty (30) days for payments or sixty (60) days for other material breaches after the receipt of such notice, the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement

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and in addition to any other remedies available to it by law or in equity, to terminate this Agreement effective upon written notice to the other Party. The right of a Party to terminate this Agreement, as hereinabove provided, shall not be affected in any way by its waiver or failure to take action with respect to any previous default. For the purposes of this Section, a material breach of the Supply Agreement by one Party shall be deemed a material breach and default of this Agreement by such Party, and shall entitle the other Party to give notice of default under this Section. In addition, Antigenics MA shall have the right to terminate this Agreement and/or the Supply Agreement immediately upon written notice to GSK in the event that GSK or its Affiliates challenge, or direct or assist a Third Party to challenge, the validity, patentability or enforceability of, or otherwise oppose any, Licensed Patent Rights.

10.3 Termination by GSK. GSK may terminate this Agreement, in whole or in part on a Licensed Vaccine by Licensed Vaccine basis, or on Licensed Patent Right by Licensed Patent Right basis, or on a country-by-country basis or for the whole Territory without cause, by giving [**] prior written notice to Antigenics MA.

10.4 Termination or Continuation for Bankruptcy of Antigenics MA.

(a) GSK may terminate this Agreement if, at any time, Antigenics MA shall file in any court or agency pursuant to any statute or regulation of (the United States or of) any (individual) state or (foreign) country, a petition in bankruptcy or insolvency or for reorganisation or for an arrangement or for the appointment of a receiver or trustee of the party or of its assets, or if Antigenics MA proposes a written agreement of composition or extension of its debts, or if Antigenics MA shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed [**] after the filing thereof, or if Antigenics MA shall propose or be a party to any dissolution or liquidation, or if Antigenics MA shall make an assignment for the benefit of creditors.

(b) In the alternative, notwithstanding the bankruptcy of Antigenics MA or the impairment of performance by Antigenics MA of its obligations under this Agreement as a result of bankruptcy or insolvency of Antigenics MA, GSK shall be entitled to retain the licenses granted herein in lieu of termination of this Agreement. For the purposes of this Agreement all rights and licenses granted under or pursuant to any Section of this Agreement are rights to “intellectual property” (as defined in Section 101(35A) of Bankruptcy Code). Antigenics MA hereby acknowledges that (i) Licensed Patent Rights and Licensed Know-How, (ii) the Manufacturing Technology (as defined in the Supply Agreement), and (iii) the Manufacturing Technology Package (as defined in the Supply Agreement), in each case, that relate to such intellectual property, constitute “embodiments” of such intellectual property pursuant to Section 365(n) of the Bankruptcy Code. Antigenics MA agrees not to interfere with GSK’s exercise, pursuant to Section 365(n) of the Bankruptcy Code, of rights to intellectual property granted hereunder and embodiments thereof and agrees to use reasonable efforts to assist GSK to obtain such intellectual property and embodiments thereof in the possession or control of Third Parties as reasonably necessary for GSK to exercise such rights pursuant to Section 365(n) of the Bankruptcy Code.

(c) Effect of Termination. Any expiration or termination of this Agreement shall not relieve either Party from any obligation which accrued prior to such expiration or

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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termination. The provisions of Articles 6, 7, 8, and 9, and Sections 2.3, 3.1, 4.2, 4.3, 4.4, 4.5, 4.6, 5.1 (for the term of the Supply Agreement), 5.8 (for the term of the Supply Agreement), 11.1, 11.2(a) (first sentence only), 11.2(b), 12.1, 12.5, 12.6, 12.8, 12.11, and 12.12 and this Section 10.4 (c) shall survive expiration or termination of this Agreement for any reason. In addition, unless this Agreement is sooner terminated as provided in this Article 10, upon expiration of the Term of this Agreement pursuant to Section 10.1 above, the license rights granted to GSK under Section 2.1 (and the sublicense rights granted under Section 2.2) shall be deemed royalty-free, non-exclusive and perpetual. Any sublicense agreement reviewed and approved or not reasonably objected by Antigenics MA between GSK and a Third Party Sublicensee shall survive termination of this Agreement in accordance with Section 2.2 (d) provided and for so long as the Sublicensee continues to meet its contractual obligations. In that case the Third Party Sublicensee shall become a direct licensee of Antigenics MA. In addition, in the event that GSK terminates this Agreement in its entirety in accordance with Section 10.3 hereof (other than for a “significant safety issue” (as defined in Section 5.8) relating to QS-21, as reasonably demonstrated by GSK), and the aggregate effect of such termination(s) is such as to reduce GSK’s projected supply requirements for QS-21 under the Supply Agreement by more than [**], and if at the time of such termination(s) Antigenics MA shall have made irrevocable commitments for the establishment of capacity to supply GSK’s requirements, GSK shall pay Antigenics MA a [**] to [**] for such excess capacity. Such payment shall be [**] and paid by GSK within [**] of [**].

11. Patent Rights.

11.1 Inventions. Title to any inventions will follow inventorship, as determined in accordance with United States laws of inventorship and written evidence of the Parties. Designation of inventors on any patent application is a matter of law and will be solely within the discretion of qualified patent counsel of Antigenics MA and GSK. Notwithstanding the foregoing, in the event that GSK breaches the representation, warranty and covenant contained in Section 7.1(c) of this Agreement, then in addition to any right or remedy Antigenics MA may have available hereunder, or in law or equity, GSK shall assign and hereby does assign one half (1/2) undivided interest in and to any patent rights pursued in violation of Section 7.1(c) to Antigenics MA or its designee.

11.2 Patent Prosecution.

(a) Licensed Patent Rights. Antigenics MA, by counsel it selects, shall have the sole right, but not the obligation, to prosecute and maintain the Licensed Patent Rights in Antigenics MA’s name and in countries designated by Antigenics MA at the sole discretion of Antigenics MA. If Antigenics MA intends to abandon or otherwise cause or allow any of the Licensed Patents Rights to be forfeited, it shall inform GSK reasonably in advance and GSK shall have the right but no obligation to assume responsibility for the prosecution and maintenance of any such Licensed Patent Right claiming [**] in Antigenics MA’s name, subject to, and consistent with, Antigenics MA contractual obligations to Third Parties.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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(b) GSK Inventions. GSK, by counsel it selects, shall have the sole right, but not the obligation, to prepare, file, prosecute and maintain any GSK Patent Rights in GSK’s name and in countries designated by GSK at the sole discretion of GSK.

11.3 Third Party Infringement. Each Party shall promptly notify the other Party in writing of any alleged infringement of the Licensed Patent Rights and/or of any declaratory judgment actions brought against the Licensed Patent Rights, and of any available evidence thereof. Antigenics MA shall have the sole right, but not the obligation, under its own control [**], to prosecute any Third Party infringement of the Licensed Patent Rights and/or to defend the Licensed Patent Rights in any declaratory judgment action brought by a Third Party which alleges [**]. Antigenics MA may enter into any settlement, consent judgment or other voluntary final disposition of any infringement or declaratory judgment action hereunder without the prior written consent of GSK provided that [**].

11.4 Infringement Allegations. In the event that a Third Party asserts or alleges that a Licensed Vaccine manufactured or sold by GSK infringes a patent or other proprietary right of such Third Party (other than actions relating solely to the Licensed Patent Rights, such as actions alleging that the Licensed Patent Rights are dominated by Third Party patent rights or declaratory judgment actions brought against the Licensed Patent Rights), GSK shall have the right but not the obligation to assume the defense of such claim. Antigenics MA may participate in the defense of such claim through counsel of its own choosing and at its sole expense if any such claim relates to or would in any way affect the Licensed Technology or Licensed Patent Rights. In the event that Antigenics MA receives notice of such assertion or allegation, Antigenics MA shall notify GSK of such allegation or assertion. GSK may enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Section 11.4 that impacts or affects GSK’s ability to manufacture, use, sell, offer to sell, or import Licensed Vaccines pursuant to the license rights granted hereunder under the Licensed Patent Rights without the prior written consent of Antigenics MA, except if any such settlement, consent judgment, or other voluntary final disposition will affect the Licensed Technology or Licensed Patent Rights in any manner (including without limitation, the validity, enforceability, or use of the Licensed Technology or Licensed Patent Rights), in which case GSK shall obtain the prior written consent of Antigenics MA, which consent shall not be unreasonably withheld or delayed.

11.5 Antigenics MA and GSK shall recover their respective actual out-of-pocket expenses, or equitable proportions thereof, associated with any litigation or settlement thereof from any recovery made by any Party. Any excess amount shall be shared between the Parties with GSK receiving [**] and Antigenics MA receiving [**] of such excess.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Confidential

12. Miscellaneous.

12.1 Dispute Resolution. Except for the right of any Party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction or other equitable relief to preserve the status quo or prevent irreparable harm, any dispute, other than disputes regarding the construction, validity or enforcement of patents, arising between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, whether before or after termination of this Agreement, shall be resolved as follows:

(a) If the dispute cannot be resolved by the Parties through their duly authorized representatives within [**] (or the Steering Committee, if applicable), the Chief Executive Officer of GSK (or his designee) and the Chief Executive Office of Antigenics, Inc., a Delaware corporation, the parent corporation of Antigenics MA (or his designee) shall meet in person at a mutually acceptable time and location or by means of telephone or video conference within [**] of the matter being referred to them.

(b) If the Chief Executive Officer of GSK (or his designee) and the Chief Executive Officer of Antigenics, Inc. (or his designee) fail to first meet within [**] of the matter being referred to them, or if the dispute can not be resolved by the Chief Executive Officer of GSK (or his designee) and the Chief Executive Officer of Antigenics, Inc. (or his designee) within [**] of the matter being referred to them, then either Party may bring such matter in a federal or state court in the State of Delaware, to whose exclusive jurisdiction both Parties hereto consent.

12.2 No Partnership. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, distributorship, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

12.3 Assignments. This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that, GSK may, without such consent, assign this Agreement and any of its right or obligations hereunder to its Affiliates or in connection with the transfer or sale of all or substantially all of the portion of its business to which this Agreement relates, or in the event of its merger or consolidation or reorganization or change in control; provided, further, that the assigning Party shall deliver written notice of any such permitted assignment to the other Party. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any attempted assignment not in accordance with this Section shall be void.

12.4 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Confidential

12.5 No Name or Trademark Rights. Except as otherwise expressly provided herein, or expressly set forth in the Supply Agreement, no right, express or implied, is granted by this Agreement to use in any manner the names “Antigenics, Inc.,” “GlaxoSmithkline plc.” or any contraction thereof or any other trade name or trademark of Antigenics MA or GSK in connection with the performance of this Agreement. In addition, GSK agrees not use or apply for registration of any trademarks, tradedresses or tradenames pertaining to QS-21 (as opposed to trademarks pertaining to Licensed Vaccines) in the Territory without Antigenics MA’s prior consent, which consent shall not be unreasonably withheld where the use of such trademarks, tradedresses or tradenames is required by applicable laws or regulations, provided that such use by GSK is consistent with both Party’s internal trademark strategy.

12.6 Public Announcements. Upon the execution of this Agreement, Antigenics MA (through its parent corporation, Antigenics, Inc.) shall be entitled to issue a press release regarding the subject matter of this Agreement and the Supply Agreement which [**] is attached hereto as Exhibit G. After such initial press release, [**] issue a press release or public announcement relating to this Agreement or the Supply Agreement [**] Antigenics MA and its Affiliates shall have the right to disclose the information set forth on Exhibit H without any further review and approval by GSK, provided that Exhibit H may be updated from time to time by mutual agreement of the Parties (including without limitation, [**] such [**] with [**]), or [**] where a [**] in [**] would [**] any [**]. In the event that [**] or its [**] intends to [**] or [**] regarding the [**] and/or [**] of [**] (e.g., [**] of a [**] or [**] of a [**] (or similar [**] of a [**] and of a [**], or any [**] or [**] under [**] or the [**] that would be [**] to be [**] to [**], each a “[**]”). [**] shall [**] to [**] to [**] a [**] pertaining to [**]. [**] shall be [**] a [**] of such [**] pertaining to [**] at least [**] the [**] to [**], and [**] shall [**] into [**], including [**] to [**] if [**] or [**] any [**] with respect to [**]. In addition, in the event that [**] does not [**] any [**] or [**] as contemplated in the foregoing sentence, [**] shall [**] the [**] or [**] regarding (a) the [**] of any [**], and/or (b) [**] under this Agreement or [**] and [**], provided that [**] pertaining to [**] at least [**] the [**] to [**] and [**], and [**] takes [**] into [**], including [**] to [**] with or otherwise [**] with respect to [**]. [**] shall [**] within [**] of [**] of a [**] to [**] to [**] hereunder. In addition and

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Confidential

[**], and [**] and/or [**] shall have the right to make press releases or other public disclosures [**], to the extent a press release or other public disclosure is required by applicable laws or regulations, including US securities laws, provided that, to the extent reasonably practical, [**] or [**] provides [**] of such release or disclosure.

12.7 Force Majeure. If any default or delay occurs which prevents or materially impairs a Party’s performance and is due to a cause beyond the Party’s reasonable control, including but not limited to any act of god, flood, fire, explosion, earthquake, casualty, accident, war, revolution, terrorist acts, civil commotion, blockade or embargo, injunction, law, proclamation, order, regulation or governmental demand, or acts, omissions or delays in acting by any Regulatory Authority, the affected Party promptly shall notify the other Party in writing of such cause and shall exercise diligent efforts to resume performance under this Agreement as soon as possible. Neither Party shall be liable to the other Party for any loss or damage due to such cause. Neither Party may terminate this Agreement because of such default or delay, unless such event continues unabated for a period of six (6) months, in which case the Party disadvantaged by such default or delay may, at its option, terminate this Agreement upon written notice to the other Party.

12.8 Entire Agreement of the Parties, Amendments.

(a) This Agreement, including the Exhibits attached hereto which are incorporated herein, and the Supply Agreement, constitute and contain the entire understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether verbal or written, between the Parties respecting the subject matter hereof and thereof, including without limitation, the Prior Agreement. In addition and for the avoidance of doubt, the Parties hereby agree that except for [**] described in subsection (b) of this Section 12.8, the Prior Agreement is terminated and fully superseded by this Agreement and the Supply Agreement as of the Effective Date of this Agreement. Notwithstanding any provision to the contrary in the Prior Agreement, and except for [**] described in subsection (b) of this Section 12.8, no provision contained in that agreement shall survive termination thereof. Notwithstanding the foregoing, each Party hereby agrees that, except for [**] described in subsection (b) of this Section 12.8, [**] which [**] the other [**] under the [**] of the [**], by [**] of any [**] of the [**] out of any [**] or [**] prior to [**] of [**], is [**] or [**] hereby. No other waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each of the Parties.

(b) The [**] as of [**] of [**], a [**] between the Parties [**] the [**] with respect to the [**] that [**] including those [**] were or may be [**] in the future and/or [**] in [**] of the [**] of the [**], and that if such [**] are

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Confidential

[**] to be [**], that [**] would [**] have [**] in [**]. [**] such [**] and the [**] by [**]. The Parties have [**] this [**] and the [**] the [**] of the [**], and shall be [**] to [**] pursuant to the [**] of the [**], modified as follows:

(i) The [**] of [**] hereunder [**] on or before [**] following the [**]of [**] and any [**] is [**] to [**] for the [**] of such [**].

(ii) The Parties agree that the [**] or [**] to be [**] shall be [**] in the [**] of [**] and [**] to [**] the [**] and [**] of the [**]. The Parties further agree [**] in [**], should a [**], to [**] a [**] in lieu of a [**] of [**] to [**]; provided that if [**] cannot [**] within [**] of [**] of the [**], the provisions for [**] a [**] under Section [**] of [**] shall apply. The Parties agree to [**] as a [**] for such [**].

12.9 Severability. If any provision of this Agreement, or part thereof, is found by a proper authority to be unenforceable, that provision, or part thereof, shall be stricken and the remainder of this Agreement will continue in full force and effect; provided, however, that the Parties shall renegotiate an acceptable replacement provision so as to accomplish, as nearly as possible, the original intent of the Parties.

12.10 Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

12.11 Applicable Law; Governing Language. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles. This Agreement has been prepared in the English language and the English language shall control its interpretation. All consents, notices, reports and other written documents to be delivered or provided by a Party under this Agreement shall be in the English language, and in the event of any conflict between the provisions of any document and the English language translation thereof, the terms of the English language translation shall control.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Confidential

12.12 Notices and Deliveries. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (c) one (1) day after deposit with a commercial express courier specifying next day delivery, with written verification or receipt, as follows:

If to Antigenics MA, to:	Antigenics, Inc.
3 Forbes Road
Lexington MA 02421 U.S.A.
Attention: Vice President, Business Development

with copy to:	Antigenics, Inc.
3 Forbes Road
Lexington MA 02421 U.S.A.
Attention: Legal Department

If to GSK, to:	GlaxoSmithKline Biologicals SA
89 rue de l’Institut
B-1330 Rixensart, BELGIUM
Attention: President and General Manager

with a copy to:	GlaxoSmithKline Biologicals SA
89 rue de l’Institut
B-1330 Rixensart, BELGIUM
Attention: Legal Department

However, all invoices shall be sent by Antigenics MA to GSK’s Licensing Manager, Account Department, GlaxoSmithKline Biologicals SA, 89 rue de l’Institut, B-1330 Rixensart, Belgium or at such other address GSK may later designate in writing.

12.13 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[The remainder of this page is intentionally left blank.]

Confidential

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective corporate officers, duly authorized as of the day and year first above written.

Antigenics, Inc., a Massachusetts corporation and wholly owned subsidiary of Antigenics, Inc., a Delaware corporation

By:	/s/ P.Thornton

Name:	Peter Thornton

Title:	Chief Financial Officer

GlaxoSmithKline Biologicals SA

By:	/s/ Jean Stephenne

Name:	Jean Stephenne

Title:	President, General Manager

Confidential

Exhibit A

Annual Update

MAY 2006 –

INDICATIVE NON-BINDING DATES

LICENSED VACCINE	STATUS	BLA	APPROVAL
[**]	[**]	[**]	[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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Confidential

Exhibit B

Co-exclusive Vaccines

For the Prophylaxis or Treatments of:

[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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Confidential

Exhibit C

Exclusive Vaccines

For the Prophylaxis or Treatments of:

[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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Confidential

Exhibit D

Non- exclusive Vaccines

For the Prophylaxis or Treatments of:

[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

i

Confidential

Exhibit E

[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

i

Confidential

Exhibit F

[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

i

Confidential

Exhibit G

Press Release

DRAFT, NOT FOR IMMEDIATE RELEASE

Sunny Uberoi Media Relations 917.443.3325 suberoi@antigenics.com

Shalini Sharp Investor Relations 800.962.2436 ir@antigenics.com

ANTIGENICS ANNOUNCES EXPANSION OF ITS LICENSE AND SUPPLY AGREEMENT

WITH GLAXOSMITHKLINE BIOLOGICALS FOR QS-21 STIMULON® ADJUVANT

Conference Call to be Held Today at XX ET

NEW YORK – July XX, 2006 – Antigenics Inc. (NASDAQ: AGEN) today announced that the company has signed expanded license and supply agreements for the use of QS-21 Stimulon® adjuvant with GlaxoSmithKline Biologicals, a vaccine division of GlaxoSmithKline (GSK). QS-21 is a key component included in several of GSK’s proprietary adjuvant systems. A number of GSK’s vaccine candidates currently under development are formulated with GSK’s proprietary adjuvant systems containing QS-21.

Under the terms of the agreements, GSK will purchase a percentage of its QS-21 supply requirements from Antigenics through 2014. Antigenics will also transfer manufacturing technologies to GSK under the supply agreement. GSK will make payments contingent upon successful milestone achievements, and will pay royalties to Antigenics on net sales for a period of at least 10 years after first commercial sale under the supply agreement.

“We are delighted to announce this transaction with GlaxoSmithKline,” said Garo H. Armen, PhD, chairman and CEO of Antigenics. “GSK is the world’s leading developer of preventive vaccines and novel cancer immunotherapeutics and Antigenics’ QS-21 offers GSK one of the most potent and widely used immunostimulants in development. These agreements represent an important strategic collaboration for both companies.”

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Confidential

About QS-21

QS-21 is the leading member of the Stimulon family of adjuvants developed by Antigenics, and has been shown to stimulate both antibody (humoral) as well as cellular immune responses. Published clinical studies have shown QS-21 to be significantly more effective in stimulating antibody responses than aluminum adjuvants, the only adjuvants used in approved vaccines in the United States today. QS-21 has not only become a critical component in the development of preventative vaccine formulations across a wide variety of infectious diseases, but may also be essential in enabling a new generation of therapeutic vaccines to treat cancer and degenerative disorders.

QS-21–based vaccines are being evaluated in more than 50 different indications through commercial partnerships with pharmaceutical companies, academic institutions and Antigenics’ internal programs. A number of pharmaceutical and biotechnology companies have licensed QS-21, including GlaxoSmithKline plc, Elan Corporation, plc, Wyeth, Pharmexa A/S and Advanced BioScience Laboratories, Inc.

Conference Call Information

Antigenics executives will host a conference call at XXX a.m. ET today. To access the live call, dial XXX (domestic) or XXX (international); the access code is XXX. The call will also be webcast and will be accessible from the company’s website at www.antigenics.com/webcast/. A replay will be available approximately two hours after the call through midnight ET on XXX. The replay number is XXX (domestic) or XXX (international), and the access code is XXX. The replay will also be available on the company’s website approximately two hours after the live call.

About Antigenics

Antigenics is working to develop treatments for cancers, infectious diseases and autoimmune disorders. The company’s investigational product portfolio includes Oncophage® (vitespen), a patient-specific therapeutic cancer vaccine being evaluated in several indications; Aroplatin™, a liposomal, third-generation platinum chemotherapeutic; ATRA-IV, a liposomal retinoic acid; AG-707, a therapeutic vaccine for the treatment of genital herpes; AU-801, a preclinical program targeting autoimmune disorders; and QS-21, an adjuvant being evaluated by Antigenics’ corporate partners in several late-stage clinical trials. For more information, please visit www.antigenics.com.

[ANTIGENICS WILL INSERT LEGAL DISCLAIMER]

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Confidential

Exhibit H

Certain Statements Pre-Approved for Public Disclosure

•	A number of pharmaceutical and biotechnology companies have licensed QS-21, including GlaxoSmithKline, Elan Corporation, Wyeth, Pharmexa A/S and Advanced BioScience Laboratories, Inc.

•	Antigenics signed expanded license and supply agreements for the use of QS-21 Stimulon® adjuvant with GlaxoSmithKline.

•	QS-21 is a key component included in several of GSK’s proprietary adjuvant systems.

•	Several GSK proprietary adjuvant systems containing QS-21 are included in a number of GSK of GSK’s vaccine candidates currently under development.

•	Under the terms of the agreements, GSK will purchase a percentage of its QS-21 supply requirements from Antigenics through 2014.

•	Antigenics will also transfer manufacturing technologies to GSK under the supply agreement.

•	GSK will make payments contingent upon successful milestone achievements, and will pay royalties to Antigenics on net sales for at least 10 years after first commercial sale under the supply agreement.

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Confidential

Exhibit I

Current Licensed Patent Rights

Country	Serial/Application No.	Filed	Title	Status	Expiration
[**]	[**]	[**]	[**]	[**]	[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

i